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                         October 12, 2022

       Jason E. Fox
       Chief Executive Officer
       W. P. Carey Inc.
       One Manhattan West, 395 9th Avenue
       58th Floor
       New York, New York 10001

                                                        Re: W. P. Carey Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 28,
2022
                                                            File No. 001-13779

       Dear Jason E. Fox:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Sapna Sanagavarapu